UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

June 26, 2017
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
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Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
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Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 26, 2017, John Wiley & Sons, Inc. (the “Company”) entered into an addendum (the “Addendum”) to the Employment Agreement with John A. Kritzmacher, the Company’s Chief Financial Officer & EVP, Technology and Operations, dated as of May 20, 2013 (the “Employment Agreement”).

The Addendum replaces Section 9 of the Employment Agreement and includes modifying the type and amount of compensation payable to Mr. Kritzmacher in the event of termination of his employment upon a Without Cause Termination, or a Constructive Discharge Absent a Change of Control (as defined in the Addendum).  In such an event, the Addendum provides that Mr. Kritzmacher would be paid a severance pay amount equal to the sum of his base salary payable during one month plus one-twelfth of his most recent target annual incentive under any executive annual incentive plan established by the Company, multiplied by twenty-four. In addition, vesting of Mr. Kritzmacher’s earned performance share units, stock options, and restricted shares would accelerate, and he would be eligible for prorated participation through date of termination for any earned performance shares under any executive long term incentive plan established by the Company, to be vested at the time of completion of respective performance periods. In connection with entry into the Addendum, the Company also provided Mr. Kritzmacher with a supplemental restricted share unit grant of $1 million, vesting over a three-year period beginning in April 2018.  Other than the changes to Section 9, all other sections of the Employment Agreement remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Matthew S. Kissner
Matthew S. Kissner
Interim Chief Executive Officer and
Chairman of the Board

Dated: June 30, 2017